Exhibit 5.12

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500 Fax 212-599-1759 1105 Market Street, 15th Floor Wilmington, DE 19801-1201 302-504-7800 Fax 302-504-7820	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 215-772-1500 Fax 215-772-7620 October 6, 2015

LibertyView

457 Haddonfield Road, Suite 600
Cherry Hill, NJ 08002-2220
856-488-7700
Fax 856-488-7720

Cornerstone Commerce Center

1201 New Road, Suite 100

Linwood, NJ 08221

609-601-3010

Fax 609-601-3011

1235 Westlakes Drive, Suite 200

Berwyn, PA 19312-2401

610-889-2210

Fax 610-889-2220

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-4 Filed by Omega Healthcare Investors, Inc.

Ladies and Gentlemen:

We have served as special Pennsylvania counsel to those certain wholly-owned, direct or indirect, as applicable, Pennsylvania subsidiaries of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), identified as “Opinion Subsidiaries” on Schedule I hereto (each, an “Opinion Subsidiary,” and collectively the “Opinion Subsidiaries”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on or about the date hereof by the Parent and certain subsidiary guarantors, including the Opinion Subsidiaries, listed in the Registration Statement (the “Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Parent (the “Exchange Offer”) to exchange up to $700,000,000 in aggregate principal amount of the Parent’s registered 4.500% Senior Notes due 2027 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 4.500% Senior Notes due 2027 issued and outstanding in the aggregate principal amount of $700,000,000 (the “Initial Notes”), under the indenture dated as of March 18, 2014 (the “Original Indenture”), among the Parent, the Subsidiary Guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of April 1, 2015, and a Second Supplemental Indenture, dated as of August 4, 2015 (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

October 6, 2015

We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees (as defined below), or any of the related agreements executed or delivered in connection with the Initial Notes, the Exchange Notes, the Exchange Offer or the transactions described in the Registration Statement. We have been retained solely for the purpose of rendering certain opinions regarding Pennsylvania law as specifically set forth herein.

In connection herewith, we have examined photocopies of:

1.	the Registration Statement (including exhibits thereto relating to the Opinion Subsidiaries);

2.	an executed copy of the Indenture, including the form of the guarantees of the Exchange Notes (each, a “Guarantee,” and collectively, the “Guarantees”) provided for therein;

3.	executed copies of the Initial Notes;

4.	the form of the Exchange Notes;

5.	the Certificate of Organization and Operating Agreement, as amended by that First Amendment to the Operating Agreement of each of the Opinion Subsidiaries that are limited liability companies and the Statement of Registration and Agreement of Limited Partnership and the First Amended and Restated Agreement of Limited Partnership of each of the Opinion Subsidiaries that is a limited partnership or limited liability limited partnership, in each case as in effect on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of such Opinion Subsidiary (the “Organizational Documents”);

6.	a certificate of legal existence and subsistence for each of the Opinion Subsidiaries; and

7.	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of each of the Opinion Subsidiaries, certifying as to resolutions approving and relating to the transactions referred to herein and the incumbency of such officers or representatives.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

October 6, 2015

The documents referenced as items (1) through (4) above are collectively referred to as the “Transaction Documents.” The documents referenced as items (1) through (7) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited liability and limited partnership records, agreements and instruments of the respective Opinion Subsidiaries, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiaries, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent inquiry or investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of authorized representatives of the Opinion Subsidiaries.

In connection herewith, we have assumed that, other than with respect to the Opinion Subsidiaries, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement becomes effective under the Act, (ii) the Indenture becomes duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) are duly executed by the Parent and authenticated and delivered by the Trustee and issued in exchange for the Initial Notes, and the Guarantees (in the form examined by us) have been duly executed by each Opinion Subsidiary in accordance with the provisions of the Indenture upon consummation of the Exchange Offer, and otherwise in accordance with the terms of the Registration Statement and the exhibits thereto, the Guarantee of each Opinion Subsidiary will constitute a valid and binding obligation of each such Opinion Subsidiary.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

October 6, 2015

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)          Our opinion set forth herein reflects only the application of applicable law of the Commonwealth of Pennsylvania (excluding the securities and blue sky laws of such Commonwealth, as to which we express no opinion). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)          We express no opinion herein as to the Exchange Notes.

(c)          Our opinion contained herein may be limited by and is subject to (i) applicable bankruptcy, insolvency, reorganization, arrangement, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity and equitable defenses (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(d)          Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

October 6, 2015

(e)          We express no opinion as to:

(i)        the enforceability of (A) any provision of the Indenture, the Exchange Notes or the Guarantees (collectively, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Parent or any other person, including the Subsidiary Guarantors, to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, or (7) provide for or grant a power attorney, or (B) any provision of the Indenture, the Exchange Notes or the Guarantees relating to choice of law, or that authorizes the acceleration of the obligations under a Guarantee notwithstanding a stay or other prohibition preventing such acceleration in respect of the obligations guaranteed; or

(ii)        the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties.

(f)         Enforceability of the Guarantees is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantees may be unenforceable under or limited by the laws of the Commonwealth of Pennsylvania; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantees, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantees after execution and delivery of such Guarantees may prevent the practical realization of the benefits intended by the Guarantees through a release or discharge of one or more Guarantors.

(g)         We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

October 6, 2015

We do not render any opinions except as expressly set forth above and no opinions may be inferred or are implied. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Montgomery, McCracken, Walker & Rhoads, LLP

Montgomery, McCracken, Walker & Rhoads, LLP

Schedule I

Opinion Subsidiaries

Subsidiary	State or Other Jurisdiction of Formation
Pavillion North Partners, LLC	Pennsylvania
Pavillion North, LLP	Pennsylvania
Pavillion Nursing Center North, LLC	Pennsylvania
Bala Cynwyd Real Estate, LP	Pennsylvania